UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 18, 2008

ENERJEX RESOURCES, INC.

(Name of small business issuer in its charter)

Nevada	000-30234	88-0422242
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7300 W. 110th, 7th Floor Overland Park, KS	66210
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (913) 693-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

(a)       On March 20, 2008, EnerJex Resources, Inc. (the “Company”) entered into Amendment No. 2 to the Joint Exploration Agreement with MorMeg, LLC (the “Amendment”). The Amendment amends certain terms of the Joint Exploration Agreement, dated March 30, 2007, between MorMeg, LLC and the Company as follows:

1.

The Company shall have until September 1, 2008 (the “Additional Capital Deadline”) to contribute additional capital toward the development of the Black Oaks Field, as defined in the Joint Exploration Agreement, subject to a 90 day extension in the case of certain events.

2.

After the Additional Capital Deadline, the Company is required to, within a reasonable time thereafter, contribute additional funding so as to not cause more than a 30 day delay of project activities associated with the development of the Black Oaks Field.

3.

The Company’s option to participate in the development of the “Nickel Town” project, as set forth in the Joint Exploration Agreement, was modified to commence upon the completed development of the Black Oaks Field, as determined by both parties under the terms of Amendment, and continue for a nine month period.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointments of Principal Officers

(d)      On March 19, 2008, the Company’s Board of Directors increased the number of board members to five and appointed Dr. James Rector to fill the vacancy on the Board of Directors for the Company. Dr. Rector’s term will continue until the next annual stockholder’s meeting or until his successor is duly appointed. There are no arrangements or understandings between Dr. Rector and any other persons pursuant to which he was elected to serve on the Board. The Board of Directors has not determined on which Committees of the Board of Directors Dr. Rector may serve at this time and there are no compensatory arrangements with Dr. Rector at this time.

Dr. Rector is the author of numerous technical papers along with a number of patents on seismic technology. He was a co-founder of two seismic technology startups that were later sold to NYSE-listed companies, and he regularly consults for many of the major oil companies including Chevron and BP. In 1998, he founded Berkeley GeoImaging LLC, which has completed five equity private placements for oil and gas exploration and development projects. Dr. Rector is a tenured professor of Geophysics at the University of California at Berkeley and a faculty staff scientist at the Lawrence Berkeley National Laboratory. He has been the Editor-in-Chief of the Journal of Applied Geophysics and has also served on the Society of Exploration Geophysicists Executive Committee. He received his Masters and Ph.D. degrees in Geophysics from Stanford University.

Item 7.01 Regulation FD Disclosure.

The Company has updated its winter investor presentation to modify the disclosures made in certain sections of the presentation and insert additional slides (#10-13 concerning the Black Oaks Field and #21 – support summary). The revised presentation is attached hereto as Exhibit 99.1.

The revised presentation contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are necessarily based on certain assumptions and are subject to significant risks and uncertainties. These forward-looking statements are based on management’s expectations as of March 19, 2008. The Company does not undertake any responsibility for the adequacy, accuracy or completeness or to update any of these statements in the future. Actual future performance and results could differ from that contained in or suggested by these forward-looking statements.

Cautionary Note to U.S. Investors – The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves as defined in Rule 4-10(a) of Regulation S-X. The presentation may contain certain terms such as probable reserves and possible reserves, which the SEC’s guidelines strictly prohibit the Company from including in filings with the SEC. U.S. Investors are urged to consider closely the disclosure in the Company’s Form 10-KSB, File No. 000-30234, available from the Company at 7300 W. 110th, 7th Floor, Overland Park, Kansas 66210. You can also obtain this form from the SEC by calling 1-800-SEC-0330.

Item 8.01 Other Events.

On March 18, 2008, the Company disclosed an operations update on the Black Oaks Field project, which was acquired in April 2007. A copy of the press release is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.
Exhibit Number	Description
10.1	Amendment No. 2 to Joint Exploration Agreement by and between EnerJex Resources, Inc. and MorMeg, LLC dated March 20, 2008
99.1*	Revised winter investor presentation
99.2	Black Oaks Press Release dated March 18, 2008

* Furnished pursuant to Instruction B to Form 8-K

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERJEX RESOURCES, INC.

By: /s/ Steve Cochennet

Steve Cochennet, Chief Executive Officer

Date: March 24, 2008

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